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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549



                                 FORM 8-K
                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 1996

                             BRT REALTY TRUST
            (Exact name of registrant as specified in charter)

Massachusetts            I-7172                13-2755856
(State or other   (Commission File No.)   (IRS Employer I.D. No.)
jurisdiction of
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York  11021
(Address of principal executive office)             (Zip Code)

Registrant's telephone number, including area code (516) 466-3100


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Item 5.   Other Events


     On October 17, 1996, Registrant consummated a $25 million revolving credit facility with CS First Boston Mortgage Capital
Corp.  The material terms of the transaction are as follows:

Lender:        CS First Boston Mortgage Capital Corp.

Borrower:      Registrant.  In addition, certain subsidiaries of
               Registrant became direct borrowers and all but two others jointly and severally guaranteed the loan.

Loan Type:     The loan is a revolving facility (i.e. funds can
               be borrowed, repaid and borrowed again). However, during the second extension period no new borrowings may be made.

Amount: Up to $25 million. Registrant has the right to lower the commitment amount to $15 million to reduce the standby fees. The Lender has the right to lower the commitment to $20 million under limited circumstances. As of the date hereof, no advances have been made under the credit facility.

Use of
   Proceeds:   There are no specific restrictions on the use of
               proceeds.

Maturity:      The loan matures October 17, 1998.  Registrant may
               extend the loan for 2 additional 6 month periods by providing no less than 30 days advance notice.
               In addition, a .25% extension fee is due with each extension. For the first extension, the extension fee is calculated on the commitment amount. For the second extension, it is calculated on the loan balance at the time of the notice or the actual extension, whichever is higher.

Rate: The lower of LIBOR + 3% or Prime + 1%, adjusted monthly.

Fees:          There is an "unused fee" as follows:

                    - If the loan balance is equal to or less than $13,999,999, the unused fee is .5% of the difference between the daily loan balance and the commitment amount (up to $15 million) plus $2,084 per month, or

                    - If the loan balance is $14,000,000 or more, or if the loan commitment has been reduced to $15 million, then .5% of the difference between the daily loan balance and the commitment amount.

               In addition, there was a 1% ($250,000) commitment fee paid in connection with the loan. Registrant also paid the Lender's advisor a fee of $12,500.

Collateral:    There is a requirement that the loan amount never
               exceed 75% of the collateral amount. Collateral may be released, at any time, so long as the aggregate collateral does not fall below the required level and if it falls below the required level then Registrant can provide substitute collateral or prepay the loan. If a pledged loan goes into default or the Lender determines, in accordance with the loan documents, that collateral is no longer acceptable, then
               Registrant must either provide additional or substitute collateral or prepay the loan if there would be a collateral deficit. Registrant is permitted to freely make substitutions of the collateral. The lender's consent is not needed for the first $3 million of substitutions. Over
               $3 million, the Lender's consent is needed but may not be unreasonably withheld. If Registrant substitutes more than $10 million of collateral, then the Lender is entitled to retain advisors (at
               Registrant's cost) to review the proposed new collateral.

Net Worth:     On a consolidated basis, Registrant's net worth
               (less certain intangible items like goodwill) must be at least $50 million. In addition, Registrant's net worth minus the net worth of any subsidiary that does not guaranty the loan must exceed $40 million. If the adjusted net worth figure is between $40 million and $50 million, then in making the overall net worth calculation
               (i.e. the $50 million test), then subject to certain exceptions the net worth of any non-guaranteeing subsidiary over $5 million will not be counted. A subsidiary is defined as any entity in which Registrant or its subsidiaries own
               50% or more of.

Certain.
  Trans-
  actions: Certain corporate type transactions (such as a merger, liquidation or acquisition or certain distributions, dividends, share repurchases, share acquisitions or certain other capital investments) require the Lender be given at least 3 business days' prior notice along with a certification by the chief financial officer of the Registrant that the contemplated transaction will not cause a default. Registrant or any subsidiary is permitted to obtain new non-recourse mortgage financing in the future (except on properties that are then pledged to the Lender) but recourse financing is prohibited. Transactions with affiliates generally require the consent of the Lender.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

          (a)  Financial Statements - none.
          (b)  Pro Forma Financial Information - not applicable.
          (c) Exhibits - Credit Agreement dated October 17, 1996 between BRT Realty Trust, its subsidiaries, and CS
               First Boston Mortgage Capital Corp.

                            Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.



                             BRT REALTY TRUST



Date:     October 24, 1996      Mark H. Lundy
                             ---------------------------
                                Mark H. Lundy
                                (Vice President)